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                                                                  Exhibit 10.43



                       IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF DELAWARE

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IN RE RELIANCE SECURITIES LITIGATION                        MDL Docket No. 1304
                                                    Civil Action No. 99-146-RRM

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                           FIRST AMENDED AND RESTATED

                            STIPULATION OF SETTLEMENT

                                  BY AND AMONG

                               THE ESTATE PARTIES

                                       AND

                              THE TAYLOR DEFENDANTS
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      This First Amended and Restated Stipulation of Settlement (the
"Stipulation of Settlement") is dated and executed as of October 10, 2001 (the "Stipulation Execution Date"). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section IV.1 hereof. This Stipulation of Settlement is made and entered into by and among the Settling Parties, by and through their undersigned attorneys of record. This Stipulation, which is entered into after extensive discovery and investigation conducted by counsel for the Estate Parties and the Taylor Defendants, is intended by the Settling Parties, upon and subject to the terms and conditions hereof, to fully, finally, and forever resolve, discharge, and settle the Claims and Causes of Action released herein.

I.    THE ESTATE'S LITIGATION

      A.    The RAG Bankruptcy Filing and Plan Confirmation

      On February 9, 1998 (the "Petition Date"), the Debtors filed with the Bankruptcy Court their petitions for relief under chapter 11 of the Bankruptcy Code. RAG's petition was filed as Case No. 98-288 (PJW). The petitions for RAG's subsidiaries are consecutively numbered through Case No. 98-310 (PJW).

      On July 2, 1998, the Bankruptcy Court entered the Confirmation Order, which confirmed the Debtors' Reorganization Plan (the "Confirmation Order"). Under the Reorganization Plan, and through the Confirmation Order, the Debtors and their respective chapter 11 estates were substantively consolidated pursuant to Section 1123(a)(5)(C) of the Bankruptcy Code for purposes of classification, distributions, and all other purposes under the Reorganization Plan. The Reorganization Plan became effective on July 31, 1998.

      The Reorganization Plan divided the holders of Claims against and Equity Interests in the Debtors into various classes. Class 4 of the Reorganization Plan ("Class 4") consisted of the holders of unsecured claims against the Debtors. Class 5 of the Reorganization Plan ("Class 5") included the holders of Allowed Equity Interests in Class 5 and the holders of Allowed Class 5 Litigation Claims. The Reorganization Plan specified how the recoveries from


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Causes of Action brought by the Estate Representative were to be divided among the Claims and Equity Interests classified in Class 4 and Class 5 of the Reorganization Plan. The Reorganization Plan, however, did not specify how distributions under the Reorganization Plan to Class 5 are to be divided within Class 5 among holders of Allowed Equity Interests in Class 5 and holders of Allowed Class 5 Litigation Claims.

      B.    The Estate's Adversary Proceedings

      The Reorganization Plan provides, pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, for the appointment of a post-confirmation Estate Representative to carry out the provisions of the Reorganization Plan on behalf of the Debtors, the Estate, and the Post-Confirmation Estate. The Bankruptcy Court appointed David T. Allen to be the Estate Representative of the Post-Confirmation Estate. Under the Reorganization Plan, the Estate Representative is authorized to investigate and assert certain Claims and Causes of Action belonging to the Estate Parties.

      On September 4, 1998, the Estate Representative filed two adversary proceedings with the Bankruptcy Court: the 398 Adversary and the 399 Adversary.

      In the 398 Adversary, the Estate Representative alleged that the Split-Off Transaction was voidable as a fraudulent transfer under federal bankruptcy laws. In the 399 Adversary, the Estate Representative alleged, inter alia, that the Split-Off Transaction was an intentional fraudulent transfer and that certain of the Taylor Defendants and others had breached fiduciary duties owed to RAG or had aided in the breach of those fiduciary duties.

      On July 15, 1999, the Court consolidated the 398 Adversary and the 399 Adversary into a single action (the "Consolidated Adversary Proceeding"). On July 22, 1999, the Court withdrew the reference of the 398 Adversary and the 399 Adversary from the Bankruptcy Court.

      On December 30, 1999, the Estate Representative filed amended complaints in the 398 Adversary and 399 Adversary (the "Amended Estate Adversary Complaints"). The


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Consolidated Adversary Proceeding and the Amended Estate Adversary Complaints
are now pending before the Court.

      The Consolidated Adversary Proceeding was actively litigated, with the parties producing and examining millions of pages of documents, engaging in extensive written discovery, and taking the depositions of approximately 85 fact witnesses. In addition, the parties to the Consolidated Adversary Proceeding identified and produced reports by 17 experts concerning numerous complex issues. Discovery was completed in the fall of 2000. Summary judgment motions by the Taylor Defendants and the Estate Representative were denied by the Court in December 2000. Trial on the Consolidated Adversary Proceeding against the Taylor Defendants was originally scheduled for January 3, 2001, but has been deferred pending finalization of this Stipulation of Settlement.

II.   DEFENDANTS' STATEMENTS AND DENIALS OF WRONGDOING AND LIABILITY

      The Taylor Defendants have denied and continue to deny each and every one of the claims and contentions alleged by the Estate Representative in the Consolidated Adversary Proceeding, and do not admit any liability for the Claims or Causes of Action released or dismissed herein. The Taylor Defendants further have expressly denied and continue to deny all charges of wrongdoing or liability arising out of any of the conduct, statements, acts or omissions alleged in the Consolidated Adversary Proceeding and believe they have valid defenses to the Claims asserted in the Consolidated Adversary Proceeding.

      The Taylor Defendants have concluded that their further involvement in the Consolidated Adversary Proceeding would be protracted and expensive, and that it is desirable that all Claims and Causes of Action asserted against them in the Consolidated Adversary Proceeding be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation of Settlement in order to limit further expense, inconvenience, and distraction, and to dispose of burdensome and protracted litigation. The Taylor Defendants have determined that it is desirable and beneficial that the Consolidated


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Adversary Proceeding against them be settled in the manner and upon the terms and conditions set forth in this Settlement Stipulation.

III. CLAIMS OF THE ESTATE REPRESENTATIVE AND BENEFITS OF THE STIPULATION OF SETTLEMENT

      The Estate Representative believes that the Claims asserted in the Consolidated Adversary Proceeding have merit, and that the evidence developed to date supports the Claims and Causes of Action asserted. However, the Estate Representative recognizes and acknowledges the expense and length of continued proceedings necessary to prosecute the Consolidated Adversary Proceeding against the Taylor Defendants through trial and through appeals. The Estate Representative also has taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Consolidated Adversary Proceeding, as well as the difficulties and delays inherent in such litigation. The Estate Representative is also mindful of the inherent problems of proof and possible defenses to the Claims that have been asserted in the Consolidated Adversary Proceeding against the Taylor Defendants. The Estate Representative believes that the settlement set forth in this Stipulation of Settlement confers substantial benefits upon, and is in the best interests of, the Estate Parties and their constituencies.

IV.   TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

      NOW, THEREFORE, for good and valuable consideration, including the payment, promises, and covenants contained herein, it is hereby stipulated and agreed by and between the Estate Parties and the Taylor Defendants, by and through their respective counsel or attorneys of record, as follows:


1.    Definitions and Interpretations

      The following terms shall have the following meanings when used in capitalized form in this Stipulation of Settlement. Such meanings shall be equally applicable to both the singular and plural forms of such terms. The words "herein," "hereof," and "hereunder" and


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other words of similar import refer to this Stipulation of Settlement as a whole and (unless otherwise specified) not any particular section, subsection, or clause contained herein.

      1.1 "Allowed" when used with respect to any Claim or Equity Interest, means the Claim or Equity Interest or applicable portion thereof that has been, or will be, allowed pursuant to section 502 of the Bankruptcy Code or pursuant to the Reorganization Plan (or if the Claim or Equity Interest was objected to, that a final, nonappealable order has been, or will be, entered allowing the Claim or Equity Interest).

      1.2 "Bankruptcy Cases" means the jointly administered chapter 11 bankruptcy cases of the Debtors in the Bankruptcy Court, Case No. 98-288 (PJW) (Jointly Administered).

      1.3 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Sections 101, et seq.

      1.4 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

      1.5 "Causes of Action" means all Claims, choses in action, third-party Claims, counterclaims and crossclaims.

      1.6 "Claim" means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

      1.7 "Class 4" means the impaired class designated as "Class 4" in the Reorganization Plan.

      1.8 "Class 5" means the impaired class designated as "Class 5" under the Reorganization Plan, which consists of (i) all Class 5 Equity Interests and (ii) all Class 5 Litigation Claims.


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      1.9 "Class 5 Litigation Claims" means the Claims defined in the
Reorganization Plan as "Class 5 Litigation Claims."

      1.10 "Class Settlement Agreement" means that certain agreement, dated October 10, 2001, by and among the Graham Class, the Estate Parties, the Taylor Defendants, and certain other Persons. This Stipulation of Settlement is attached as Exhibit C thereto.

      1.11 "Class Settlement Effective Date" means the first date by which all of the events and conditions specified in Section IV.4.1 of the Class Settlement Agreement have been met and have occurred (or have been waived in the manner contemplated by Section IV.4.7 thereof).

      1.12 "Class Settlement Fund" means the escrow fund established by counsel for the Graham Class to accept recoveries on behalf of the Graham Class.

      1.13 "Cole Family" means any or all of the following Persons: Irwin H. Cole; the Estate of Irwin H. Cole; Shirley B. Cole, individually and as trustee of any Cole Family Trust; Lori Cole, individually and as trustee of any Cole Family Trust; Cathy Cole Williams, individually and as trustee of any Cole Family Trust; Justin C. Williams; Ian Hunt and Justin Williams, individually and as co-successor trustees to certain Cole Family Trusts; and the Cole Family Trusts.

      1.14 "Cole Family Chancery Action" means that certain litigation commenced on August 19, 1998, by the Cole Family in the Delaware Court of Chancery, Civil Action No. 16594NC, against certain of the Taylor Defendants and others for breach of fiduciary duty, fraud, and related Causes of Action.

      1.15 "Cole Family Trusts" means any or all of the following Persons: the 1993 Exempt Trust f/b/o Lori Cole; the 1993 Non-Exempt Trust f/b/o Lori Cole; the 1985 Trust for Todd Justin Williams; the Cathy Cole Williams Trust UGMA for Bradley F. Williams; the 1992 Trust for Bradley F. Williams; the 1992 Trust for Todd Justin Williams; the Cathy Cole Tayco Trust; the Lori Cole Tayco Trust; the Randy Cole Tayco Trust; the 1993 Non-Exempt


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Trust for Cathy Cole; the 1993 Exempt Trust for Cathy Cole; the 1985 Trust for
Jamie Lee Matthews.

      1.16 "Confirmation Order" means (i) the order of the Bankruptcy Court dated as of July 2, 1998, confirming the Reorganization Plan, and (ii) the order of the Bankruptcy Court dated September 3, 1998, approving certain post-confirmation technical amendments to the Reorganization Plan and confirming the Reorganization Plan as amended.

      1.17 "Consolidated Adversary Proceeding" means the consolidated proceeding ordered by the Court on July 15, 1999, resulting in the consolidation of the 398 Adversary and the 399 Adversary into a single case before the Court, captioned David T. Allen v. Sidney J. Taylor, et al., Civil Action No. 99-146-RRM.

      1.18 "Consolidated Amended Complaint" means that certain complaint filed on August 18, 1999, in the Graham Litigation.

      1.19 "Court" means the United States District Court for the District of Delaware.

      1.20 "CT Mortgage" means CT Mortgage Company, Inc., a wholly owned subsidiary of Taylor Capital Group.

      1.21 "Debtors" means any of the following entities at any time before the Reorganization Plan Effective Date: Reliance Acceptance Group, Inc., formerly known as Cole Taylor Financial Group, Inc. ("RAG"), Reliance Acceptance Corporation, formerly known as Cole Taylor Finance Company ("RAC"), a wholly-owned subsidiary of Reliance, and the following 21 wholly-owned subsidiaries of RAC: Reliance Acceptance Corp. of Arizona, Reliance Acceptance Corp. of Colorado, Reliance Acceptance Corp. of Florida, Reliance Acceptance Corp. of Georgia, Reliance Acceptance Corp. of Illinois, Reliance Acceptance Corp. of Indiana, Reliance Acceptance Corp. of Iowa, Reliance Acceptance Corp. of Kentucky, Reliance Acceptance Corp. of Minnesota, Reliance Acceptance Corp. of Missouri, Reliance Acceptance Corp. of Michigan, Reliance Acceptance Corp. of New Mexico, Reliance Acceptance Corp. of Nevada, Reliance Acceptance Corp. of North Carolina, Reliance


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Acceptance Corp. of Ohio, Reliance Acceptance Corp. of Oregon, Reliance
Acceptance Corp. of South Carolina, Reliance Acceptance Corp. of Tennessee, Reliance Acceptance Corp. of Texas, Reliance Acceptance Corp. of Utah, and Reliance Acceptance Corp. of Washington, including their predecessors or successors in interest.

      1.22 "Delaware Chancery Court" means the Court of Chancery of the State of Delaware in and for New Castle County.

      1.23 "Delaware Class Litigation" means the case captioned In re Consolidated Reliance Acceptance Group Shareholder Litigation, C.A. No. 15989NC, presently pending before the Delaware Chancery Court representing the following consolidated actions: (i) Levin v. Reliance Acceptance Group, et al., C.A. No. 15989NC; (ii) Curnyn v. Taylor, et al., C.A. No. 16150NC; (iii) Hansen v. Taylor Capital Group, Inc., et al., C.A. No. 16198NC; (iv) Pama Partnership v. Taylor Capital Group, Inc. et al., C.A. No. 16212NC; and (v) Block, et al. v. Taylor, et al., C.A. No. 16328NC.

      1.24 "Disallowed" means a Claim that is not Allowed.

      1.25 "Equity Interest" means any equity interest in the Debtors represented by common stock or options issued by RAG.

      1.26 "Estate" means the estates of the Debtors created by Section 541 of the Bankruptcy Code upon the commencement of the Bankruptcy Cases and substantively consolidated pursuant to the terms of the Reorganization Plan.

      1.27 "Estate Parties" means the Debtors, the Estate, the Post-Confirmation Estate, and the Estate Representative.

      1.28 "Estate Released Parties" means the each of the Estate Parties and each of their respective subsidiaries, affiliates, officers, directors, employees, partners, trustees, agents, attorneys, predecessors, successors, assigns and heirs.


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      1.29 "Estate Representative" means David T. Allen, not individually, but solely as the representative of the Post-Confirmation Estate appointed pursuant to Section 1123 of the Bankruptcy Code.

      1.30 "Extraordinary Costs" means (i) the costs incurred in the Insurance Litigation by the Insurance Litigation Plaintiffs to retain experts and (ii) such other extraordinary costs incurred in the Insurance Litigation that are designated by the Estate Representative, in his sole and absolute discretion, as "Extraordinary Costs" for purposes of this Settlement Stipulation.

      1.31 "Final" means, with respect to an order of any court, a final and non-appealable order of said court.

      1.32 "Graham Class" means the class certified in the Graham Litigation by order of the Court dated October 31, 2000, or as modified by any subsequent Court order.

      1.33 "Graham Litigation" means the Texas Actions, the Illinois Action, the MDL Proceeding, and all Claims asserted therein.

      1.34 "Illinois Action" means that certain class action complaint filed on February 2, 1998, in the United States District Court for the Northern District of Illinois entitled Graham v. Taylor Capital Group, Inc., et al., Civil No. 98 C 0779, alleging violations of the federal securities laws and breaches of fiduciary duties under Delaware law and ERISA.

      1.35 "Insurance Litigation" means (i) that certain action pending before the Court, captioned Alstrin v. St. Paul Mercury Ins. Co., et al., Civil Action No. 98-683-RRM (the "Alstrin Litigation"), (ii) any Causes of Action the director and officer defendants in the Graham Litigation and/or any of the Estate Parties may have against Dann Insurance, Tri-City Brokerage, Freeborn & Peters, and/or David H. Kistenbroker, (iii) any other action related to the Insurance Policies brought by the Insurance Litigation Plaintiffs against any Person (including, without limitation, actions based upon denials of coverage under the Insurance Policies).


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      1.36 "Insurance Litigation Plaintiffs" means the plaintiffs of record in the Insurance Litigation.

      1.37 "Insurance Policies" means, collectively, the following policies of insurance: (i) a ten million dollar ($10,000,000) "Excess Insurance Policy," Number DOX 132022519, issued by Continental Casualty Company, incepting July 31, 1996 (the "CNA Insurance Policy"); (ii) a ten million dollar ($10,000,000) "Excess Financial Products Insurance Policy," Number NDA 0117927-96, issued by Reliance Insurance Company, incepting July 31, 1996 (the "Reliance Insurance Policy"); and (iii) a thirty million dollar ($30,000,000) "Directors, Officers and Corporate Liability Insurance Policy," Number 484-93-25, issued by the National Union Fire Insurance Company of Pittsburgh, Pa., incepting February 12, 1997 (the "National Union Policy").

      1.38 "Insurance Recoveries" means recoveries of proceeds obtained from or in connection with the Insurance Policies or the Insurance Litigation (whether such recoveries arise in contract or tort); provided, however, that Insurance Recoveries shall not include amounts payable pursuant to the St. Paul Insurance Policy.

      1.39 "LaSalle" means LaSalle National Bank, N.A.

      1.40 "MDL Proceeding" means the multidistrict litigation proceeding captioned In Re Reliance Securities Litigation, MDL Docket No. 1304, C.A. No. 99-858-RRM, pending in the United States District Court for the District of Delaware.

      1.41 "Person" means a natural person, individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, executors, administrators, predecessors, successors, representatives, or assigns.


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      1.42 "Post-Confirmation Estate" means the substantively consolidated
Estate upon and after the Reorganization Plan Effective Date.

      1.43 "RAC" means Reliance Acceptance Corporation, a Delaware corporation (f/k/a Cole Taylor Finance Corporation), on or before the Reorganization Plan Effective Date.

      1.44 "RAG" means Reliance Acceptance Group, Inc., a Delaware corporation (formerly known as Cole Taylor Financial Group, Inc.), on or before the Reorganization Plan Effective Date.

      1.45 "Registration Statement" means a filing with the SEC on Form S-1 or such other form as may be applicable.

      1.46 "Released Parties" means, collectively, the Estate Released Parties and the Taylor Defendant Released Parties.

      1.47 "Reliance Subsidiaries" means any subsidiary of RAG or RAC at any time on or before the Reorganization Plan Effective Date.

      1.48 "Reorganization Plan" means the "Fourth Amended Joint Plan of Reorganization Dated April 30, 1998 of Reliance Acceptance Group, Inc., Reliance Acceptance Corporation and Its Subsidiaries with Technical Amendments," which was confirmed by the Bankruptcy Court pursuant to the Confirmation Order.

      1.49 "Reorganization Plan Effective Date" means July 31, 1998, the effective date of the Reorganization Plan.

      1.50 "SEC" means the Securities and Exchange Commission.

      1.51 "Securities Act" means the Securities Act of 1933, 15
U.S.C.SectionSection77a, et seq., as amended.

      1.52 "Securities Exchange Act" means the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a, et seq., as amended.

      1.53 "Settling Parties" means, collectively, the Estate Parties and the Taylor Defendants.


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      1.54 "Split-Off Transaction" means the transactions effective February 12,
1997, whereby, inter alia, RAG transferred all of the shares of common stock of Taylor Capital Group to the Taylor Defendants, among others, in exchange for the
4.5 million shares of common stock of RAG owned by the Taylor Defendants, among others, which shares were transferred to RAG.

      1.55 "St. Paul Insurance Policy" means the $10 million ($10,000,000), Financial Institution Corporate Indemnification and Directors and Officers Policy, Number 0400JW4206, issued by St. Paul Mercury Insurance Company, incepting July 31, 1996.

      1.56 "Stipulation Effective Date" means the date that distributions are made to the Estate Representative under Section IV.5 hereof, which date shall be no later than thirty (30) days following the latest to occur of the conditions precedent to effectiveness of this Stipulation of Settlement set forth in
Section IV.6 hereof.

      1.57 "Stipulation Execution Date" means October 10, 2001.

      1.58 "Taylor Capital Group" means Taylor Capital Group, Inc., a Delaware corporation.

      1.59 "Taylor D&O Defendants" means the following Persons: Sidney J. Taylor, Jeffrey W. Taylor, Bruce W. Taylor, and J. Christopher Alstrin.

      1.60 "Taylor Defendants" means the following Persons: Sidney J. Taylor, individually and as Trustee; Bruce W. Taylor; Jeffrey W. Taylor; Cindy Taylor Bleil; Iris A. Taylor, individually and as trustee; Melvin E. Pearl, as trustee; Cole Taylor Bank, as trustee; Taylor Family Partnership, L.P.; Taylor Capital Group, Inc.; J. Christopher Alstrin; Iris Taylor as trustee u/a dated 12/14/82 Taylor Annual Gift Trust fbo Adam Taylor; Melvin E. Pearl as trustee u/a dated 6/10/82 Bruce Taylor Gift Trust; Melvin E. Pearl as trustee u/a dated 12/17/92 Taylor 1992 Trust fbo Brett Daniel Taylor; Iris Taylor as trustee u/a dated 11/18/85 Taylor Annual Gift Trust fbo Brett Daniel Taylor; Iris Taylor as trustee u/a 12/14/82 Taylor Annual Gift Trust fbo Brian Taylor; Iris Taylor as trustee u/a dated 12/14/82 Taylor Annual


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Gift Trust fbo Bruce W. Taylor; Melvin E. Pearl as trustee u/a dated 1/20/78
Shirley Tark Great Grandchildren's Trust fbo Family of Bruce Taylor; Iris Taylor as trustee u/a dated 12/14/82 Taylor Annual Gift Trust fbo Cindy Taylor Bleil; Melvin E. Pearl as trustee u/a dated 1/20/78 Shirley Tark Great Grandchildren's Trust fbo Family of Cindy Taylor Bleil; Melvin E. Pearl as trustee u/a dated 6/10/82 Cindy L. Taylor Gift Trust; Iris Taylor, Jeffrey Taylor, Bruce Taylor, and Cindy Taylor Bleil, co-trustees under self declaration of trust dated 9/17/76; Cole Taylor Bank as Co-trustee u/a dated 10/20/71 Lillian Tark Iris Fund; Melvin E. Pearl as trustee u/a dated 12/17/92 Taylor 1992 Trust fbo Elizabeth Ann Bleil; Iris Taylor as trustee u/a dated 12/15/87 Taylor Annual Gift Trust fbo Elizabeth Ann Bleil; Melvin E. Pearl as trustee u/a dated 12/17/92 Taylor 1992 Trust fbo Elliott Benjamin Taylor; Iris Taylor as trustee u/a dated 12/14/82 Taylor Annual Gift Trust fbo Emily Taylor; Melvin E. Pearl as trustee u/a dated 1/20/78 Shirley Tark Grandchildren's Trust fbo Bruce Taylor; Melvin E. Pearl as trustee u/a dated 1/20/78 Shirley Tark Grandchildren's Trust fbo Cindy Taylor Bleil; Melvin E. Pearl as trustee u/a dated 1/20/78 Shirley Tark Great Grandchildren's Trust fbo Family of Jeffrey Taylor; Melvin E. Pearl as trustee u/a dated 6/10/82 Jeffrey W. Taylor Gift Trust; Iris Taylor as trustee u/a dated 12/14/82 Taylor Annual Gift Trust fbo Jeffrey W. Taylor; Melvin E. Pearl as trustee u/a dated 1/20/78 Shirley Tark Grandchildren's Trust fbo Jeffrey Taylor; Melvin E. Pearl as trustee u/a dated 12/17/92 Taylor 1992 Trust fbo Lisa Rebecca Taylor; Iris Taylor as trustee u/a dated 7/10/83 Taylor Annual Gift Trust fbo Lisa Rebecca Taylor; Iris Taylor as trustee u/a dated 12/14/82 Taylor Annual Gift Trust fbo Melissa Taylor; Melvin E. Pearl as trustee u/a dated 12/17/92 Taylor 1992 Trust fbo Rebecca Inez Bleil; Iris Taylor as trustee u/a dated 11/18/85 Taylor Annual Gift Trust fbo Rebecca Inez Bleil; Melvin E. Pearl as trustee u/a dated 12/17/92 Taylor 1992 Trust fbo Ryan Taylor; Iris Taylor as trustee u/a dated 8/1/88 Taylor Annual Gift Trust fbo Ryan Taylor; Iris Taylor as trustee u/a dated 7/10/83 Taylor Annual Gift Trust fbo Stephanie Lynn Taylor; Melvin E. Pearl as trustee u/a dated 12/17/92 Taylor 1992 Trust fbo Stephanie Lynn Taylor; Sidney J.


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Taylor as trustee under Self Declaration of Trust dated 9/17/76; Susan Taylor as trustee u/a dated 3/25/94 Susan Taylor Revocable Trust; Melvin E. Pearl Trust u/a dated 12/17/92 Taylor 1992 Trust fbo Brian Taylor; Melvin E. Pearl Trust u/a dated 12/17/92 Taylor 1992 Trust fbo Adam Taylor; Melvin E. Pearl Trust u/a dated 12/17/92 Taylor 1992 Trust fbo Melissa Taylor; Melvin E. Pearl Trust u/a dated 12/17/92 Taylor 1992 Trust fbo Emily Taylor; Bruce W. Taylor Trust u/a dated 4/10/84 Bruce W. Taylor Revocable Trust; Jeffrey W. Taylor Trust u/a dated 8/20/79 Jeffrey W. Taylor Revocable Trust; Cindy Taylor Bleil Trust u/a dated 3/7/94 Cindy Taylor Bleil Revocable Trust; Barbara Taylor Trust u/a dated 11/18/98 Barbara Taylor Revocable Trust.

      1.61 "Taylor Defendant Released Parties" means each of the Taylor Defendants and each of their respective subsidiaries, affiliates, officers, directors, employees, partners, trustees, shareholders, beneficiaries, agents, attorneys, predecessors, successors, assigns, and heirs, but shall not include the following Persons: Thomas L. Barlow, Scott Barlow, James Barlow, Lori Cole, Irwin H. Cole, Solway F. Firestone, William S. Race, Dean L. Griffith, Ross J. Mangano, Howard B. Silverman, James D. Dolph, Russell Dann, Dann Brothers Insurance, Tri-City Brokers, David Kistenbroker, and Freeborn & Peters.

      1.62 "TCG Common Stock" means the common stock of Taylor Capital Group.

      1.63 "Texas Actions" means, collectively, the following nine class action lawsuits filed in the United States District Court for the Western District of Texas alleging violations of the federal securities laws and breaches of fiduciary duties under Delaware law, all of which were consolidated under the case captioned Michael Sabbia, et al. v. Reliance Acceptance Group, Inc., et al., C.A. No. 98-0044: (1) Michael Sabbia, et al. v. Reliance Acceptance Group, Inc., et al., C.A. No. 98-0044; (2) Brian J. O'Connor v. Reliance Acceptance Group, Inc., et al., C.A. No. 98-0099; (3) Walter M. Goldberg IRA Rollover v. Reliance Acceptance Group, Inc., et al., C.A. No. 98-0111; (4) Keith Jacobs, et al. v. Jeffrey W. Taylor, et al., C.A. No. 98-0119; (5) Seymour Irwin Levin, et al. v. Reliance Acceptance Group, Inc., et al., C.A. No. 98-0120; (6) Darius Antia, et al.


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
v. KPMG Peat Marwick, LLP, et al., C.A. No. 98-0146; (7) Bank West Financial Corp., et al. v. Jeffrey W. Taylor, et al., C.A. No. 98-0184; (8) Harold M. Nofzinger v. KPMG Peat Marwick, LLP, et al., C.A. No. 98-0188; and (9) Allen Aron, et al. v. Jeffrey W. Taylor, et al., C.A. No. 98-0222.

      1.64 "Trust" means TCG Capital Trust I, a statutory business trust to be formed pursuant to the Delaware Business Trust Act, as required by Section
IV.4.4 hereof.

      1.65 "Trust Preferred Securities" means the equity securities to be issued by the Trust, as described in Section IV.5 hereof.

      1.66 "Unknown Claims" means any Claims which any Person does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Party which, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Released Party, or might have affected his, her, or its decision not to object to this Stipulation of Settlement.

      1.67 "1996 Examination Report" means that certain report issued by the State of Illinois Office of Banks and Real Estate and the Federal Reserve Bank of Chicago (bearing an examination date of June 30, 1996) marked as Plaintiff's
Exhibit 44 in the Consolidated Adversary Proceeding and entitled "Combined Report of Commercial Bank Examination and Bank Holding Company Inspection."

      1.68 "398 Adversary" means the adversary proceeding captioned David T. Allen v. Sidney J. Taylor, et al., Adversary Proceeding Number A-98-398, filed with the Bankruptcy Court and subsequently withdrawn to the District Court, consolidated with the 399 Adversary, and assigned Civil Action No. 99-146-RRM in the Consolidated Adversary Proceeding.

      1.69 "399 Adversary" means the adversary proceeding captioned David T. Allen v. Sidney J. Taylor, et al., Adversary Proceeding Number A-98-399, filed with the Bankruptcy Court and subsequently withdrawn to the District Court, consolidated with the 398 Adversary, and assigned Civil Action No. 99-146-RRM in the Consolidated Adversary Proceeding.

      2.    Dismissal or Bar Orders

      2.1 Before the Stipulation Effective Date, the Estate Representative shall obtain and provide to the Taylor Defendants a Final order from the Court dismissing the Consolidated Adversary Proceeding against the Taylor Defendants with prejudice and without costs.

      2.2 Before the Stipulation Effective Date, either of the following shall have occurred in the manner prescribed therein: (1) the Final orders described in Section IV.2.2(A) hereof shall have been entered; or (2) the Class Settlement Effective Date shall have occurred.

            (A) (i) the Estate Representative shall obtain a Final order from the Court (and, unless prior thereto the Court has withdrawn the reference of the Bankruptcy Case for purposes of considering this Stipulation of Settlement, a Final order from the Bankruptcy Court) permanently enjoining and barring any holder of an Equity Interest in Class 5 or Class 5 Litigation Claim from commencing or continuing litigation against the Taylor Defendants based upon any Claims or Causes of Action that are based upon, arise out of, or relate in any way to RAG, RAC, the Reliance Subsidiaries, or the Split-Off Transaction (including, without limitation, Claims asserted against the Taylor Defendants in the Texas Actions, the Illinois Action, the Graham Litigation, the Delaware Class Litigation, and the Cole Family Chancery Action); and

            (ii) within 14 days from the date on which the Taylor Defendants receive notice from the Estate Representative that the order contained in
      Section IV.2.2(A)(i) has been entered, the Taylor Defendants shall file motions to obtain the following orders:

                  a. a Final order of the Court (or if the Illinois Action, any of the Texas Actions, or the Graham Litigation shall have been transferred to another United States District Court(s), from each United States District Court in which any such actions are pending) that: (I) dismisses each and every one of the Texas Actions, the Illinois Action, and the Graham Litigation pending before the court(s) as to the Taylor Defendants with prejudice and without costs; and (II) pursuant to the provisions of the Private Securities Litigation Reform Act, bars all defendants in said actions from bringing any Claims or Causes of Action that arise out of the Texas Actions, the Illinois Action, and the Graham Litigation against the Taylor Defendants, including but not limited to claims for contribution or indemnification;

                  b. a Final order from the Delaware Chancery Court dismissing the Cole Family Chancery Action as to the Taylor Defendants with prejudice and without costs; and

                  c. a Final order from the Delaware Chancery Court dismissing the Delaware Class Litigation as to the Taylor Defendants with prejudice and without costs.

      2.3 In the motion to be filed by the Estate Representative seeking entry of the order described in Section IV.2.2(A)(1)(i) hereof, the Estate Representative shall also move for entry of a Final order from the Court (and, unless prior thereto the Court has withdrawn the reference of the Bankruptcy Case for purposes of considering this Stipulation of Settlement, a Final order from the Bankruptcy Court) permanently enjoining and barring any holders of Claims classified in Class 4 of the Reorganization Plan from commencing or continuing litigation against any of the Taylor Defendants that are based upon, arise out of, or relate in any way to RAG, RAC, the Reliance Subsidiaries, or the Split-Off Transaction (including, without limitation, Claims of a type asserted against the Taylor Defendants in the Texas Actions, the Illinois Action, the Graham Litigation, the Delaware Class Litigation, and the Cole Family Chancery Action).

      2.4 Any order obtained pursuant to Section IV.2 hereof shall contain the following provision (or one in substantially conformity therewith):

      This order is entered pursuant to the requirements of that certain "First Amended and Restated Stipulation of Settlement By and Among the Estate Representative and the Taylor Defendants" dated October 10, 2001, pursuant to which cash and securities are being transferred (as provided in Section
      IV.5 of said stipulation) within thirty (30) days following the satisfaction of all conditions precedent described in Section IV.6 thereof.

      3.    Termination Rights

      The following termination rights may be exercised as provided herein, but shall expire on, and be of no further effect on and after, the Stipulation Effective Date:

      3.1 The Estate Representative or the Taylor Defendants may terminate this Stipulation of Settlement upon written notice to the other Settling Parties and declare it null and void if within 180 days from the Stipulation Execution Date
(A) the Settling Parties have not obtained the order required by Section IV.2.1 hereof or (B) neither of the following has occurred: (1) the obtaining of the orders required by Sections IV.2.2(A)(i) and (ii) hereof, or (2) the Class Settlement Effective Date; provided, however, that (i) if the orders required by Sections IV.2.1 hereof and IV.2.2(A)(i) and (ii) have been entered by the respective courts in which those actions are pending, the obligations of the Taylor Defendants and the Estate Representative under this Stipulation of Settlement shall remain in full force and effect (subject to those orders becoming Final) for so long as is necessary to make those orders Final, and (2) if the orders required by Section IV.2.1 hereof and Sections IV.4.1(b), (c),
(d), (e), (f), (g), and (i) of the Class Settlement Agreement have been entered by the respective courts in which those matters are pending, the obligations of the Taylor Defendants and the Estate Representative under the Stipulation of Settlement shall remain in full force and effect (subject to those orders becoming Final) for so long as is necessary to make those orders Final.

      3.2 The Estate Representative or the Taylor Defendants may terminate this Stipulation of Settlement upon written notice to the other Settling Parties and declare it null and void if, prior to the Stipulation Effective Date, Taylor Capital Group receives objections from the Federal Reserve Bank to the transactions contemplated by this Stipulation of Settlement.

      3.3 The Estate Representative or the Taylor Defendants may terminate this Stipulation of Settlement upon written notice to the other Settling Parties and declare it null and void if, after 180 days following the Stipulation Execution Date, all of the following becomes true with respect to either or both of the Trust Preferred Securities or the TCG Common Stock: (i) (x) the SEC fails to provide a letter (a "no-action letter") confirming that, based on the facts set forth in Article I hereof and contingent upon approval of this Stipulation of Settlement by the Court following a hearing with respect thereto, it will not recommend any enforcement action to the SEC if Taylor Capital Group issues shares of TCG Common Stock, and causes the Trust to issue the Trust Preferred Securities, pursuant to the terms of this Stipulation of Settlement without registration under the Securities Act or (y) a no-action letter that is provided by the SEC fails to remain in effect until said securities are issued, or, if such letter is obtained, the Court fails to enter an order finding that the transactions contemplated by this Stipulation of Settlement are fair to the Estate Representative, the Estate Parties, and the members of Class 4 and Class 5 within the meaning of Section 3(a)(10) of the Securities Act; (ii) a Registration Statement filed under the Securities Act relating to said securities is not declared effective by the SEC or a stop order suspending the effectiveness of such Registration Statement is issued or any proceeding for that purpose is initiated or is threatened by the SEC; and (iii) the Company is unable to obtain from its securities counsel an opinion, in form and substance satisfactory to the Estate Representative (whose consent shall not be unreasonably withheld), which provides that said securities may be issued by the Company pursuant to the terms of this Stipulation of Settlement without registration under the Securities Act.

      3.4 The Estate Representative or the Taylor Defendants may terminate this Stipulation of Settlement upon written notice to the other Settling Parties and declare it null and void if, within 180 days following the Stipulation Execution Date, applications for either or both of the Trust Preferred Securities or the TCG Common Stock to be registered under Sections 12 of the Securities Exchange Act are not declared effective by the SEC or, at any time prior to the Stipulation Effective Date, are subject to any stop order suspending the effectiveness of such registration statement (which stop order remains in effect for more than twenty (20) days).

      3.5 The Estate Representative may terminate this Stipulation of Settlement upon written notice to the other Settling Parties and declare it null and void if, within 180 days following the Stipulation Execution Date, neither the Nasdaq National Market nor the American Stock Exchange has approved an application for the TCG Common Stock to be listed, subject to customary conditions, unless the reason for denial of the applications is (i) the failure to satisfy the "round lot" holder requirements of these quotation systems or exchanges, (ii) the uncertainty of when the TCG Common Stock will be available to be traded, or
(iii) the application is deemed to be premature.

      3.6 The Estate Representative or the Taylor Defendants may terminate this Stipulation of Settlement upon written notice to the other Settling Parties and declare it null and void if, within 180 days following the Stipulation Execution Date, Taylor Capital Group fails to obtain the approval of the transactions contemplated herein by its primary bank lender (which, at present, is LaSalle).

      3.7 The Estate Representative may terminate this Stipulation of Settlement upon written notice to the other Settling Parties and declare it null and void if Taylor Capital Group fails to deliver the consideration contemplated by
Section IV.5 of this Stipulation of Settlement within thirty (30) days following the latest to occur of the conditions precedent to effectiveness of this Stipulation of Settlement set forth in Section IV.6.1 hereof.

      3.8 Any termination right exercised pursuant to this Stipulation of Settlement shall become effective twenty (20) days following the receipt by the other Settling Parties of a Settling Party's notice of intention to exercise such termination right, which notice shall specify the reasons for termination (the "Termination Date"); provided, however, that termination of this Stipulation of Settlement for the reasons specified in the notice shall not become effective if the reasons for termination specified in the notice are cured prior to the expiration of said twenty (20) day period.

      4.    Obligations Following Stipulation Execution Date

      The Taylor Defendants shall cause the acts set forth in Sections IV.4.1 through IV.4.7 hereof to be performed by Taylor Capital Group during the period following the Stipulation Execution Date and prior to the Stipulation Effective Date, and shall cause the acts set forth in Section IV.4.8 hereof to be performed by Taylor Capital Group during the periods of time set forth therein.

      4.1 If Taylor Capital Group so elects, as promptly as practicable after the Stipulation Execution Date, Taylor Capital Group shall prepare and file with the SEC a request for no-action with respect to the distributions of the Trust Preferred Securities and/or TCG Common Stock without registration under the Securities Act, in reliance on the exemption provided by Section 3(a)(10) of the Securities Act.

      4.2 If Taylor Capital Group does not elect under Section IV.4.1 hereof to seek a no-action letter from the SEC, or if Taylor Capital Group fails to receive a favorable response with respect to the distributions of the Trust Preferred Securities and/or TCG Common Stock contemplated herein, then as promptly as practicable after such election or failure to receive, Taylor Capital Group shall either: (i) prepare and file with the SEC a Registration Statement in connection with the registration under the Securities Act of the Trust Preferred Securities and/or TCG Common Stock, as the case may be, or (ii) use its commercially reasonable efforts to issue the Trust Preferred Securities and/or TCG Common Stock, as the case may be, in a transaction that is exempt from the registration requirements of the Securities Act and to obtain from its securities counsel an opinion, in form and substance satisfactory to the Estate Representative (whose consent shall not be unreasonably withheld), which provides that such securities may be issued by Taylor Capital Group pursuant to the terms of this Stipulation of Settlement without registration under the Securities Act. If Taylor Capital Group files such Registration Statement (as contemplated by cause
(i) of the preceding sentence), it shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable. Taylor Capital Group will advise the Estate Representative of the time when the Registration Statement, if filed, has become effective and of the institution by the SEC of any stop order proceedings in respect of a Registration Statement and shall use commercially reasonable efforts to prevent the issuance of any such stop order and, if issued, to obtain its lifting as soon as possible.

      4.3 If (i) Taylor Capital Group does not elect to seek a no-action letter from the SEC or fails to receive from the SEC a no-action letter with respect to the issuance of the Trust Preferred Securities and/or TCG Common Stock (as contemplated by this Stipulation of Settlement), and (ii) the SEC refuses to declare the Registration Statement effective, institutes any stop order proceedings that Taylor Capital Group cannot successfully oppose, or issues a stop order that Taylor Capital Group is unable to have lifted, then Taylor Capital Group shall use its commercially reasonable efforts to issue the Trust Preferred Securities and/or TCG Common Stock, as the case may be, in a transaction that is exempt from the registration requirements of the Securities Act and to obtain from its securities counsel an opinion, in form and substance satisfactory to the Estate Representative (whose consent shall not be unreasonably withheld), as to the availability of such exemption.

      4.4 Taylor Capital Group shall cause the Trust to be formed as a statutory business trust in accordance with the Delaware Business Trust Act. Other than the common interests having a nominal value of the Trust, which shall be issued to and held by Taylor Capital Group, the Trust Preferred Securities shall be the only equity interests issued by the Trust and the Trust shall not incur any liabilities, except with respect to ordinary and necessary maintenance expenses. The only asset of the Trust shall be the Debentures. Taylor Capital

Group shall be responsible for taking all actions and paying all reasonable expenses (including, without limitation, reasonable trustee fees, transfer agent fees, and compliance fees) necessary to insure the continued existence of the Trust for the purposes set forth herein.

      4.5 Taylor Capital Group shall use commercially reasonable efforts to take any and all actions required under applicable law (including state securities laws) to permit issuance of the Trust Preferred Securities and the TCG Common Stock; provided, however, that neither Taylor Capital Group nor the Trust may offer or distribute the Trust Preferred Securities or TCG Common Stock in any state where the offer or distribution is not permitted.

      4.6 Taylor Capital Group shall use its commercially reasonable efforts to obtain the approval of the transactions contemplated herein from its primary bank lender.

      4.7 The Taylor Defendants shall notify the Estate Representative any time any one of them believes that (i) any of the property described in Section IV.5 hereof is reasonably likely not to be delivered or is reasonably likely to be delayed in being delivered or (ii) any of the approvals contemplated by Sections IV.3.2, IV.3.3, IV.3.4, IV.3.5, and IV.3.6 hereof is reasonably likely to be denied or to be delayed in being obtained. Prior to completion of their performance of their obligations to deliver the property and securities described in Section IV.5 hereto, to the extent permitted by law and applicable bank regulations, the Taylor Defendants further agree to promptly give the Estate Representative a copy of any filing with any bank regulatory agency (subject to execution of a mutually acceptable confidentiality agreement with respect thereto).

      4.8 Taylor Capital Group shall file applications, pay fees and expenses, and otherwise use its commercially reasonable efforts in its dealings with the SEC and stock exchanges after the Stipulation Effective Date to cause:

            i) the Trust Preferred Securities and the TCG Common Stock to continue to be registered under Section 12 of the Securities Exchange Act if so required by Section 12, as in effect from time to time, or if otherwise required to continue satisfying the listing obligations of Section IV.4.8(ii) hereof and permitted by Section 12; and

            ii) the Trust Preferred Securities and TCG Common Stock to be approved for listing in, or inclusion on, the Nasdaq National Market, the American Stock Exchange, or another national stock exchange, for so long as the listing criteria in effect of any said exchange are satisfied.

      4.9 Nothing contained in Section IV.4.8 shall prevent Taylor Capital Group from entering into any transaction approved by its board of directors or from taking any other action in pursuit of lawful objectives.

      5. Cash and Securities to Be Delivered by the Taylor Defendants

      On the Stipulation Effective Date, the Taylor Defendants shall cause Taylor Capital Group to deliver the following in the manner prescribed herein:

      5.1 Cash. Fifteen million dollars cash ($15,000,000) by wire transfer to a bank account designated by the Estate Representative.

      5.2 Debentures and Trust Preferred Securities.

            (A) Certain junior subordinated debentures (the "Debentures") in the aggregate face amount of thirty million dollars ($30,000,000) shall be delivered to the Trust, which Debentures shall mature thirty (30) years following their issuance.

            (B) Thirty million dollars ($30,000,000) in face amount of Trust Preferred Securities shall be delivered to the Estate Representative, which securities shall be free and clear of any liens, claims, encumbrances and security interests immediately prior to their delivery.

            (C) The Debentures and the Trust Preferred Securities issued hereunder shall contain the following terms and conditions, along with such other terms and conditions as are customary for similar securities:

                  (1) Coupon Rate: The Debentures and the Trust Preferred
            Securities shall each have a coupon rate of ten and one- half percent (10.5%) per annum. The coupon shall be cumulative in nature.

                  (2) Distributions. The Debentures and the Trust Preferred
            Securities will pay cash distributions quarterly in arrears on January 31st, April 30th, July 31st and October 31st of each year, commencing with the first such date following the issuance of the Trust Preferred Securities.

                  (3) Deferral of Distributions. As long as Taylor Capital Group is not in default under the Debentures, Taylor Capital Group may, at one or more times, defer interest payments on the Debentures up to twenty (20) consecutive quarters, but not beyond the due date of the Trust Preferred Securities on the thirtieth (30th) anniversary of their issuance. If Taylor Capital Group defers interest payments on the Debentures, the Trust will defer distributions on the Trust Preferred Securities in like amount and for like duration, which deferred distributions payments will accumulate and earn interest at the rate of 10.5% per annum, compounded quarterly. If Taylor Capital Group elects to defer distributions on the Debentures, Taylor Capital Group shall not make any dividend distributions with respect to TCG Common Stock until such time as all omitted or deferred interest payments on the Debentures and all omitted or deferred distributions on the Trust Preferred Securities shall have been paid in full.

                  (4) Early Redemption. Prior to maturity, the Trust may redeem the Trust Preferred Securities, in whole or in part, with cash at their face amount (plus accrued or deferred and unpaid interest) at any time, subject to the prior approval, if required, of the Federal Reserve Bank.

                  (5) Guarantee. Taylor Capital Group will guarantee (in a form customary for similar issuances) that the Trust will use its assets to pay distributions on the Trust Preferred Securities and to pay, upon the liquidation of the Trust, the lesser of (i) the remaining amounts owing under the Trust Preferred Securities or (ii) the Trust's remaining assets.

                  (6) Transferability. Neither the Debentures nor the Trust
            Preferred Securities shall contain any terms restricting their transferability, except for customary terms as to minimum principal amounts that may be transferred.

                  (7) Voting Rights. The Trust Preferred Securities shall have no voting rights.

      5.3 Common Stock.

            (A) Such number of shares of TCG Common Stock, par value $0.01 per share, shall be delivered to the Estate Representative as shall represent fifteen percent (15%) of the issued and outstanding TCG Common Stock (excluding treasury stock) as of their date of issuance and immediately after giving effect to their issuance (the "TCG Issued Shares"), which shares shall be free and clear of any liens, claims, encumbrances, and security interests immediately prior to their delivery.

            (B) Anti-Dilution Rights. Taylor Capital Group agrees that, for a period of eighteen (18) months following the Stipulation Effective Date, Taylor Capital Group and its subsidiaries shall not either (i) grant stock options to any member of the Taylor family at an exercise price of less than the "fair market value" of the TCG Common Stock as of the date of the grant as determined by the non-Taylor family members of Taylor Capital Group's Board of Directors, supported by an independent opinion as to the "fair market value" of the TCG Common Stock (the "Determined Fair Market Value"), or (ii) issue non-option shares of TCG Common Stock to any member of the Taylor family for less than the Determined Fair Market Value, except in accordance with Taylor Capital Group's customary practices.

      6. Stipulation Effective Date; Conditions Precedent

      6.1 The conditions precedent to the Stipulation Effective Date are as follows:

            (A) the order required by Section IV.2.1 hereof shall have become Final and either (1) the orders required by Section IV.2.2(A) hereof shall have become Final or (2) the Class Settlement Effective Date shall have occurred;

            (B) Taylor Capital Group shall have received at least one of the items contemplated by Section IV.3.3 hereof (i.e., a no-action letter and corresponding order of the Court, an effectiveness order, or an opinion of counsel), unless such requirement shall have been waived in writing by Taylor Capital Group and the Estate Representative;

            (C) Taylor Capital Group shall have obtained the approval of the transactions contemplated herein by its primary bank lender, as contemplated by Section IV.3.6 hereof, unless such requirement shall have been waived in writing by Taylor Capital Group and the Estate Representative;

            (D) the Trust Preferred Securities and TCG Common Stock shall be registered under Section 12 of the Securities Exchange Act and the TCG Common Stock shall be approved for listing on the Nasdaq National Market or the American Stock Exchange, unless such requirements have been waived in writing by the Estate Representative; and

            (E) the Court shall have entered an order in form substantially similar to the proposed form of order attached hereto as Exhibit A.

      6.2 Entry of the Final order contemplated by Section IV.2.3 hereof shall not be a condition precedent to the Stipulation Effective Date.

      6.3 Acceptance of the deliveries contemplated by the Stipulation of Settlement by the Settling Parties as of the Settlement Effective Date shall constitute full and complete satisfaction of all of the Settling Parties' obligations under this Stipulation of Settlement.

      7. Releases; Contribution Bar

      7.1 On the Stipulation Effective Date, the following mutual releases shall become effective:

            (A) The Estate Parties fully, finally, and forever release, relinquish, and discharge the Taylor Defendant Released Parties from any and all Claims, from the beginning of time up to including the Stipulation Effective Date, of every nature and kind whatsoever, known or unknown, suspected or unsuspected, fixed or contingent (including, but not limited to, claims for fraudulent conveyance, negligence, gross negligence, professional negligence, breach of duty of care and/or breach of duty of loyalty and/or breach of duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, breach of contract, negligent misrepresentation, contribution, indemnification, any other common law or equitable claims, and violations of any state or federal statutes, rules or regulations), that the Estate Parties have asserted or could have asserted in this or any other forum against any of the Taylor Defendant Released Parties and are based upon, arise out of, or relate in any way to RAG, RAC, the Reliance Subsidiaries, or the Split-Off Transaction.

            (B) The Taylor Defendants fully, finally, and forever release, relinquish, and discharge each of the Estate Released Parties from any and all Claims, from the beginning of time up to including the Stipulation Effective Date, of every nature and kind whatsoever, known or unknown, suspected or unsuspected, fixed or contingent (including, but not limited to, claims for negligence, gross negligence, professional negligence, breach of duty of care and/or breach of duty of loyalty and/or breach of duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, breach of contract, negligent misrepresentation, contribution, indemnification, any other common law or equitable claims, and violations of any state or federal statutes, rules or regulations), that the Taylor Defendants have asserted or could have asserted in this or any other forum against any of the Estate Released Parties and are based upon, arise out of, or relate in any way to RAG, RAC, the Reliance Subsidiaries, or the Split-Off Transaction.

      7.2 The Estate Parties agree that any damages recovered by the Estate Parties against any other tortfeasor, as a result of any injury or damages found to have been also caused by any of the Taylor Defendant Released Parties, shall (upon entry of an order of court) be reduced in accordance with the provisions of 10 Del. C. Chapter 63 to the extent of the Taylor Defendant Released Parties' pro rata share of the Estate Parties' damages recoverable against all other joint tortfeasors. The foregoing is solely intended to comply with 10 Del. C.
Section 6304 so as to preclude any liability of the Taylor Defendant Released Parties to other joint tortfeasors, if any, for contribution.

      7.3 Following the Stipulation Execution Date, and in sufficient time to allow for a hearing thereon by the Court prior to the Court's scheduled final hearing on the Class Settlement Agreement, the Settling Parties shall jointly file with the Court a motion requesting a finding that this settlement has been made and entered into in good faith for purposes of the Illinois Contribution Among Tortfeasors Act, 740 ILCS 100/1, et seq. If the Court refuses to enter such an order, the Taylor Defendants have the option, at their discretion and election, to terminate this Stipulation upon written notice to the Settling Parties and to declare this Stipulation of Settlement null and void.

      8. Certain Representations and Warranties

      8.1 The Taylor Defendants represent and warrant as follows:

            (A) They have been authorized to enter into this Stipulation of Settlement with the Estate Parties and perform the obligations required of them hereunder.

            (B) The execution and delivery of this Stipulation of Settlement by Taylor Capital Group and the Taylor Defendants do not, and the performance of the transactions contemplated herein by Taylor Capital Group and the Taylor Defendants shall not, result in any material breach of any material contract, agreement, or other instrument to which Taylor Capital Group or any of the Taylor Defendants are a party, assuming the consents contemplated by this Stipulation of Settlement are obtained.

            (C) Taylor Capital Group is duly incorporated, validly existing, and in good standing under the laws of the state of Delaware.

            (D) Upon its formation, the Trust shall be duly incorporated and validly existing and in good standing under the laws of the state of Delaware.

            (E) Taylor Capital Group does not hold any interest in any entity other than Cole Taylor Bank, and CT Mortgage, Solutions On-Site LLC, Alpha

      Capital Fund II, L.P., Alpha Capital Fund III, L.P., and Primecom Interactive, Inc. (together, the "TCG Entities"), owns all of the issued and outstanding equity securities of Cole Taylor Bank and CT Mortgage, and its interests in the TCG Entities are owned free and clear of any pledge, lien, security interest, or encumbrance, other than as listed on the "Schedule of Permitted Liens" attached hereto as Exhibit B.

            (F) Taylor Capital Group's certificate of incorporation and by-laws, each as amended through the Stipulation Execution Date (complete and correct copies of which have been provided previously to the Estate Representative) are in full force and effect.

            (G) Taylor Capital Group is not in violation of any of the material provisions of such certificate of incorporation or by-laws.

            (H) The authorized capital stock of Taylor Capital Group as of the Stipulation Execution Date consists of (i) 7,000,000 shares of TCG Common Stock and (ii) 3,000,000 shares of preferred stock, $0.01 par value, of which 1,530,000 shares have been designated 9.0% Noncumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock").

            (I) No shares of capital stock or other voting or non-voting equity securities of any kind whatsoever (including options to purchase such stock or securities) were issued or outstanding as of the Stipulation Execution Date, except for the following: (i) 4,601,526 shares of TCG Common Stock, (ii) 1,530,000 shares of Series A Preferred Stock, (iii) 127,144 shares of TCG Common Stock held in the treasury of the Taylor Capital Group, and (iv) the options, warrants, or other securities exercisable or convertible into TCG Common Stock as identified on a schedule to be delivered to the Estate Representative on the Stipulation Effective Date (the "Option Shares"). All securities (other than the Option Shares) are validly issued, fully paid, nonassessable, and not subject to preemptive rights.

            (J) Management of Taylor Capital Group is unaware of any non-compliance with any federal, state, and local statutes, rules, or regulations by either Taylor Capital Group or Cole Taylor Bank, which non-compliance management believes would have a material adverse effect on either Taylor Capital Group or Cole Taylor Bank.

            (K) Cole Taylor Bank is validly existing, in good standing under the laws of the State of Illinois, and deemed to be "well capitalized" pursuant to regulatory definitions.

            (L) Cole Taylor Bank has a composite CAMEL rating at a level equal to or better than the composite CAMEL rating assigned to Cole Taylor Bank in the 1996 Examination Report.

      8.2 The Estate Parties represent and warrant as follows:

            (A) They are authorized to enter into and perform their obligations under this Stipulation of Settlement, and they have obtained any and all instructions and approvals they are required to obtain under the terms of the Reorganization Plan to enter into and perform his obligations under this Stipulation of Settlement, including but not limited to the approvals of the Class 4 Designee (as defined in the Reorganization Plan) and the requisite number of Class 5 Designees (as defined in the Reorganization
      Plan). The Estate Representative shall provide written evidence of such authorization at the time of the Stipulation Execution Date.

            (B) He has not assigned any rights, Claims, or Causes of Action that were asserted or could have been asserted in connection with, under, or arising out of the Consolidated Adversary Proceeding.

      8.3 All representations contained in Sections IV.8.1 and IV.8.2 by the Taylor Defendants and the Estate Representative shall be true and correct as of the Stipulation Effective Date as if made on such date, except for changes occurring in the ordinary course of business or resulting from a change in the capital structure of Taylor Capital Group in connection with a split in TCG Common Stock. All actions based on any breach of the representations and warranties contained in Sections IV.8.1 and IV.8.2 hereof shall be forever barred and enjoined if not commenced within eighteen months following the Stipulation Effective Date. The sole remedy of the Settling Parties for breach of any representation or warranty contained in Sections IV.8.1 and IV.8.2 hereof of which they are aware prior to the Stipulation Effective Date shall be to terminate this Stipulation of Settlement by notice as provided in Section IV.3.8 hereof to all Settling Parties.

      8.4 Insurance Recoveries.

            (A) If the Class Settlement Agreement has not yet been approved as of the Stipulation Effective Date by Final order entered by the Court, the Taylor D&O Defendants represent and warrant that on and after the Stipulation Effective Date they shall turn over and pay to the Estate Representative all Insurance Recoveries obtained by them, for distribution by the Estate Representative in the following manner:

                  (1) the proceeds obtained from the CNA Insurance Policy and the Reliance Insurance will be retained by the Estate Representative on behalf of, and for the sole benefit of, the holders of Class 5 Litigation Claims;

                  (2) the first $5,000,000 in proceeds obtained from or related to the National Union Policy shall be paid directly to the Estate Representative for the sole and exclusive benefit of the Post-Confirmation Estate (subject to the distribution priorities required by Section IV.2.4 of the Class Settlement Agreement or as otherwise approved by Final order of the Court or the Bankruptcy Court);

                  (3) the next proceeds obtained from or related to the National
            Union Policy (including both contractual and extracontractual recoveries obtained in the Insurance Litigation related to the National Union Policy), in an amount equal to the product of the following, shall be paid directly to the Estate Representative for the sole and exclusive benefit of the Post-Confirmation Estate: (i) a fraction whose numerator shall equal the total amount that would be paid to the Class Settlement Fund from recoveries obtained under the National Union Policy pursuant to Section IV.8.4(A)(6) hereof absent the distributions required by this Section IV.8.4(A)(3) on account of Extraordinary Costs and whose denominator shall equal the sum of the numerator plus the total amount paid the Estate Representative pursuant to Section IV.8.4(A)(2), multiplied by (ii) the total Extraordinary Costs;

                  (4) the next $2,000,000 in proceeds obtained from or related to the National Union Policy shall be paid directly to Taylor Capital Group as compensation for advances made to counsel of record in the Insurance Litigation on account of legal fees charged (or to be charged) and expenses incurred (or to be incurred) in the Insurance Litigation, regardless of the amount actually incurred;

                  (5) the next proceeds obtained from or related to the National
            Union Policy, in an amount equal to 10% of the positive difference (if any) between the total amount of Insurance Recoveries obtained from or related to the National Union Policy and $15 million, shall be paid directly to Taylor Capital Group as further compensation for advances made to its counsel of record in the Insurance Litigation on account of legal fees charged (or to be charged) and expenses incurred (or to be incurred) in the Insurance Litigation, regardless of the amount actually incurred; and

                  (6) all remaining proceeds obtained from or related to the
            National Union Policy shall be paid directly to the Class Settlement Fund for the exclusive benefit of the Class.

            (B) The Taylor D&O Defendants make no warranties or representations regarding either the assignability, value, collectibility, or recoverability of Insurance Recoveries under any of the Insurance Policies.

      9. Miscellaneous Provisions

      9.1 Except as expressly provided herein, each Settling Party shall bear its own costs. Under no circumstances shall the Taylor Defendants be required to pay any amounts, provide any property, or perform any acts with respect to this Stipulation of Settlement beyond those specified in this Stipulation of Settlement.

      9.2 The Settling Parties acknowledge that this Stipulation of Settlement is entered into after extensive discovery has been completed in the Consolidated Adversary Proceeding, and that they have had a full opportunity to evaluate with their legal counsel the merits of all claims that are being asserted, or that could have been asserted, in the Consolidated Adversary Proceeding.

      9.3 This Stipulation of Settlement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the Settling Parties shall exchange among themselves signed counterparts of this Stipulation of Settlement.

      9.4 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation of Settlement, and the Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation. Any claim or dispute arising out of or relating in any way to this Stipulation of Settlement must be brought before the Court.

      9.5 This Stipulation of Settlement shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Illinois, and the rights and obligations of the Parties to the Stipulation shall be construed and enforced in accordance with the laws of the State of Illinois without giving effect to the choice of law principles of the State of Illinois or any other State or jurisdiction.

      9.6 The Settling Parties (a) acknowledge that it is their intent to consummate this Stipulation of Settlement, (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of this Stipulation of Settlement and to exercise their commercially reasonable efforts to accomplish the terms and conditions of this Stipulation of Settlement and obtain entry of the orders of Court contemplated herein, and (c) agree to exchange drafts of orders and transactional documents to be delivered on or before the Stipulation Effective Date. If any party fails to object within ten
(10) business days following receipt to an aspect of any exchanged drafts of orders or transactional documents designated as final, then such designated drafts shall be deemed to be in conformity with this Stipulation of Settlement and acceptable to the Settling Parties.

      9.7 The Settling Parties agree that the terms of this Stipulation of Settlement reflect a good faith settlement of the Claims released herein and of the other terms and conditions contained herein, reached voluntarily after consultation with experienced legal counsel. Neither this Stipulation of Settlement nor the settlements contained herein, nor any act performed, document executed, or statement made pursuant to, or in support or in furtherance of, this Stipulation of Settlement or the settlements contained herein: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim or of any wrongdoing or liability of any of the Released Parties; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Parties in any civil, criminal or administrative proceeding in any court, administrative agency, or other tribunal. Any of the Released Parties may file this Stipulation of Settlement and/or judgment in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, accord and satisfaction, judgment bar or reduction, or any theory of claim preclusion or issue preclusion or similar defense or counterclaim. The Settling Parties may file this Stipulation of Settlement in any proceeding brought to enforce any of its terms.

      9.8 The Released Parties intend this Stipulation of Settlement to be a final and complete resolution of all disputes between them with respect to the Claims released herein. This Stipulation of Settlement compromises Claims which are contested, and it shall not be deemed an admission by any Settling Party as to the merits of any Claim or defense. The Settling Parties acknowledge and agree that they have at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any manner that the Claims released herein were brought or defended in bad faith or without reasonable basis.

      9.9 All agreements made and orders entered during the course of the Consolidated Adversary Proceeding relating to the confidentiality of information shall survive this Stipulation of Settlement.

      9.10 This Stipulation of Settlement may be amended or modified only by a written instrument signed by or on behalf of the party to be bound by such modification.

      9.11 This Stipulation of Settlement entirely amends and restates that certain "Stipulation of Settlement By and Among the Estate Representative and the Taylor Defendants" dated August 29, 2001, and constitutes the entire agreement between the Settling Parties, and no representations, warranties, or inducements have been made to any party concerning this Stipulation of Settlement other than the representations, warranties, and covenants contained and memorialized herein.

      9.12 All of the Exhibits to this Stipulation of Settlement are material and integral parts thereof and are fully incorporated therein by this reference.

      9.13 This Stipulation of Settlement shall not be construed more strictly against one party than another merely because it, or any part of it, may have been prepared by counsel for one of the parties. The Settling Parties acknowledge and agree that the Stipulation of Settlement is the result of arm's-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation of Settlement.

      9.14 All counsel and any other Person executing this Stipulation of Settlement or any related settlement documents represent and warrant that they have the full authority to take appropriate action required or permitted to be taken pursuant to the Stipulation of Settlement to effectuate its terms.

      9.15 This Stipulation of Settlement shall be binding upon and shall inure to the benefit of the successors and assigns of the Settling Parties.

      9.16 All notices required or permitted hereunder or process relating hereto shall be in writing and signed by the party giving notice, shall be effective only upon delivery, and shall be delivered by personal delivery, facsimile (with a confirming copy sent by personal delivery or overnight courier), or by Federal Express or similar service and a delivery receipt obtained, addressed as follows:

         If to the Estate Parties:



                  Robert F. Coleman, Esq.
                  ROBERT F. COLEMAN & ASSOCIATES
                  77 West Wacker Drive
                  Suite 4800
                  Chicago, Illinois  60601
                  Telephone: (312) 444-1000
                  Facsimile: (312) 444-1028



         If to the Taylor Defendants:

                  Steven P. Handler, Esq.
                  McDERMOTT, WILL & EMERY
                  227 West Monroe Street
                  Suite 3100
                  Chicago, Illinois  60606
                  Telephone:  (312) 372-2000
                  Facsimile:  (312) 984-7700

                        *          *          *         *

                  (REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)

      IN WITNESS WHEREOF, the Settling Parties have caused this Stipulation of Settlement to be executed by their duly authorized attorneys.



                            COUNSEL FOR THE ESTATE PARTIES

                                     ROBERT F. COLEMAN & ASSOCIATES



                                     By: /s/ Robert F. Coleman
                                         _______________________________
                                           Robert F. Coleman

                                           Robert F. Coleman
                                           Steven R. Jakubowski
                                           Sean B. Crotty
                                           Cassandra A. Crotty
                                           77 West Wacker Drive, Suite 4800
                                           Chicago, Illinois 60601
                                           Telephone: (312) 444-1000
                                           Facsimile: (312) 444-1028

                                           Lead Counsel and Chairman of Estate
                                           Representative's Executive Committee



                            COUNSEL FOR THE TAYLOR DEFENDANTS

                                     MCDERMOTT WILL & EMERY




                                     By: /s/ Steven P. Handler
                                         _______________________________
                                           Steven P. Handler

                                           Steven P. Handler
                                           Steven H. Hoeft
                                           David S. Rosenbloom
                                           MCDERMOTT, WILL & EMERY
                                           227 West Monroe Street
                                           Chicago, Illinois 60606
                                           Telephone: (312) 372-2000
                                           Facsimile: (312) 984-7700

                                           Counsel for the Taylor Defendants

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
I.    THE ESTATE'S LITIGATION                                                  1

      A.    The RAG Bankruptcy Filing and Plan Confirmation ..............     1

      B.    The Estate's Adversary Proceedings ...........................     2


II.   DEFENDANTS' STATEMENTS AND DENIALS OF WRONGDOING AND LIABILITY .....     4


III.  CLAIMS OF THE ESTATE REPRESENTATIVE AND BENEFITS OF
      THE STIPULATION OF SETTLEMENT ......................................     4


IV.   TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT ...................     5

      1.    Definitions and Interpretations ..............................     5

      2.    Dismissal or Bar Orders ......................................    18

      3.    Termination Rights ...........................................    21

      4.    Obligations Following Stipulation Execution Date .............    25

      5.    Cash and Securities to Be Delivered by the Taylor Defendants .    28

      6.    Stipulation Effective Date; Conditions Precedent .............    32

      7.    Releases; Contribution Bar ...................................    33

      8.    Certain Representations and Warranties .......................    36

      9.    Miscellaneous Provisions .....................................    42

EXHIBITS

         EXHIBIT A   [Proposed] Order re Taylor Settlement Agreement

         EXHIBIT B    Permitted Liens

                                    EXHIBIT B

                                 PERMITTED LIENS

The pledge of 1,500,000 shares of common stock of Cole Taylor Bank to LaSalle National Bank